Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Autoscope Technologies Corporation, a Minnesota corporation, and its subsidiaries and divisions (collectively, “AATC”), and Francis (Frank) G. Hallowell (“Hallowell”) as of the 1st day of February, 2022 (the “Effective Date”).

RECITALS:

A.                 Image Sensing Systems Inc., a Minnesota corporation which is the predecessor and now a wholly-owned subsidiary of AATC (“ISS”), offered and Hallowell accepted the position of Chief Financial Officer under an Employment Agreement dated as of April 29, 2019 by and between ISS and its subsidiaries and divisions (the “Original Employment Agreement”) and Hallowell.

B.                 The Boards of Directors of AATC and ISS have offered and Hallowell has accepted the new position of President and Chief Operating Officer of ISS.

C.                 The Boards of Directors of AATC and ISS have offered and Hallowell has agreed to continue as the Chief Financial Officer of AATC and ISS.

D.                 AATC, ISS and Hallowell have agreed to amend and replace the Original Employment Agreement under the terms set forth below.

NOW, THEREFORE, in consideration of the covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AATC and Hallowell agree as follows:

AGREEMENT

1.                  Employment; Definitions

a)                  Employment. Hallowell is an at-will employee, and his employment may be terminated by either Hallowell or AATC at any time, with or without cause.

b)                  Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

i)                    “Code” means the Internal Revenue Code, as amended, and the regulations, notices and other guidance of general applicability issued thereunder.

ii)                 “Fair Market Value” means the per share closing price of AATC’s common stock or any other securities into which AATC’s common stock has been converted that are subject to Options, awards of Restricted Stock, or Restricted Stock Units to be granted or held by Hallowell as quoted on the Nasdaq Stock Market or any other exchange on which such common stock or other securities are principally traded or, if such common stock or securities are not traded on any exchange, the fair market value of such common stock or securities as determined in good faith by the Board of Directors of AATC or its successor.

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iii)               “Good Reason” means Hallowell has provided written notice to AATC within ninety (90) days following the occurrence of any of the following events, provided the event results in a negative change to Hallowell, which notice describes the event in reasonable detail and the facts and circumstances claimed by Hallowell to constitute Good Reason, and AATC has not cured the event within thirty (30) days after receiving such notice from Hallowell:

(A)             the assignment of Hallowell without Hallowell’s consent to a position with material responsibilities or duties of a lesser status or degree than the position of President and Chief Operating Officer and Chief Financial Officer;

(B)              the relocation of Hallowell’s principal office for AATC’s business, without Hallowell’s consent, to a location more than fifty (50) miles outside Hallowell’s work location as of the date of this Agreement;

(C)              a material reduction, in the aggregate, in base salary, variable pay opportunities or the employee benefits in which Hallowell is entitled to participate irrespective of any standard waiting periods with respect to the same, unless such material reduction is generally applicable to all employees of AATC with a similar ranking to Hallowell; or

(D)             a material breach or a material adverse modification of this Agreement by AATC without Hallowell’s consent.

Termination for “Good Reason” shall not include Hallowell’s death or a termination for any reason other than one of the events described in clauses (A) through (D) of this Section l(b)(iii).

iv)                “Termination Date” means the date upon which Hallowell’s “separation from service” with AATC within the meaning of Section 409A(a)(2)(A)(i) of the Code is effective (with “AATC” for purposes of this paragraph to include any business entity that is treated as a single employer with AATC under the rules of Section 414(b) and (c) of the Code).

v)                  “With Cause” means the occurrence of any of the following events:

(A)             the conviction of Hallowell of, or a plea of “guilty” or “no contest” by Hallowell to, a felony under the laws of the United States or any state thereof or the conviction of Hallowell of, or a plea of “guilty” or “no contest” by Hallowell to, any act involving moral turpitude;

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(B)              Hallowell’s breach of fiduciary duty involving personal profit;

(C)              Hallowell’s willful and material misconduct in the performance of duties assigned to Hallowell as the President and Chief Operating Officer of ISS and the Chief Financial Officer of AATC and ISS;

(D)             Hallowell’s consistent failure to perform the reasonable stated duties assigned to Hallowell under this Agreement; or

(E)              Illegal or unethical business practices by Hallowell including, but not limited to, the commission of fraud, misappropriation, or embezzlement in connection with AATC’s business.

2.                  Duties. Hallowell will devote his full professional time, attention and efforts to the business and affairs of AATC during his employment with AATC, and Hallowell agrees that, to the best of his ability and experience, and at all times, he will conscientiously perform the duties and obligations assigned to him.

3.                  Compensation.

a)                  Salary. AATC will pay Hallowell a base salary at a rate of $12,500.00 per semi-monthly pay period, which is equal to $300,000.00 annualized, for the remainder of the 2022 calendar year or until the earlier termination of Hallowell’s employment under this Agreement, less all required withholdings and deductions, payable in accordance with AATC’s standard payroll procedures in effect from time to time. Hallowell’s performance and salary will be evaluated by AATC’s Board of Directors from time to time in its discretion but no less often than annually.

b)                  Grant of Options. On the Effective Date, AATC will grant to Hallowell incentive stock options with a term of ten years to purchase sixty thousand (60,000) shares of common stock of AATC under the terms of the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan effective as April 9, 2014, as amended (the “Plan”) (which was assumed by AATC under the Assignment and Assumption Agreement by and between AATC and ISNS dated as of July 21, 2021), that will immediately vest. The grant of any future Restricted Stock, Restricted Stock Units, Options, or other Awards to Hallowell under the Plan or otherwise will be in the discretion of AATC’s Board of Directors, Compensation Committee or other person or party with authority to grant such future Restricted Stock, Restricted Stock Units, Options, or other Awards. For purposes of this Agreement, the terms “Option,” “Restricted Stock,” “Restricted Stock Units” and “Award” shall have the respective meanings set forth in the Plan or any successor or replacement plan of a similar nature.

c)                  Bonuses. Hallowell will be eligible to participate in an annual cash incentive award of a target bonus equal to 25% of Hallowell’s annual base salary for the previous calendar year, proportionately pro-rated for any portion of the previous calendar year that he worked. Such annual cash incentive award will be based on

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the attainment of certain performance goals for the previous calendar year set by AATC’s Board of Directors, Compensation Committee or other person or party with authority to determine such bonus in its discretion and will be payable upon completion of the audit of AATC’s financial statements for the previous calendar year.

d)                  Employee Benefits. Hallowell will be entitled to insurance and other benefits in accordance with AATC’s standard and executive benefits in effect from time to time. These benefits include several elections that must be made by Hallowell. Plan books, Summary Plan Descriptions, and Plan Legal Documents containing formal descriptions of all available benefits have been or will be provided to Hallowell. AATC is entitled to change, modify, or discontinue such benefits at its sole discretion.

e)                  Vacation. Hallowell is entitled to vacation each year in accordance with AATC’s vacation policy in effect from time to time.

4.                  Reimbursement of Reasonable Travel and Business Expenses. AATC will, in accordance with its policies in effect from time to time, reimburse Hallowell for all reasonable business expenses incurred by Hallowell in connection with the performance of his duties under this Agreement, upon submission of the necessary documentation required pursuant to AATC’s standard policies and record keeping procedures. Hallowell also agrees that he will adhere to AATC’s travel policy, which is subject to amendment from time to time.

5.                  Confidentiality, Noncompetition, and Invention Assignment. Hallowell has reviewed and, on the Effective Date, has signed Appendix A to this Agreement.

6.                  Severance upon Termination of Employment.

a)                  Voluntary Termination. Should Hallowell terminate his employment for any reason other than for Good Reason as provided in Section l(b)(iii) of this Agreement, (i) AATC shall pay Hallowell all earned and unpaid amounts due to him for salary through the termination date; (ii) Hallowell shall have ninety (90) days after the date of the termination of his employment (or such shorter period as is provided in the Plan, or any successor or replacement plan of a similar nature, or an agreement governing an Option or other Award) to exercise all Options registered in Hallowell ‘s name that are exercisable as of such termination date; and (iii) any other Options, Restricted Stock, Restricted Stock Units and Awards registered in Hallowell’s name and that are not vested and not exercisable by Hallowell shall automatically terminate. Except as expressly provided herein, to the extent that there is any conflict between the provisions of this Section 6(a) and the provisions of the Plan or any agreement governing Options, Restricted Stock, Restricted Stock Units, or other Awards registered in Hallowell’s name, the provisions of this Section 6(a) shall govern.

b)                  Termination by AATC “With Cause”. Should AATC terminate Hallowell’s employment With Cause, Hallowell shall not be entitled to any severance, and all

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of the Options, Restricted Stock and Restricted Stock Units registered in Hallowell’s name, whether or not vested and whether or not exercisable, shall automatically terminate; provided, however, that Hallowell shall have ten (10) days to cure any alleged breach, failure, or misconduct under Section l(b)(v)(D) of this Agreement if such alleged breach, failure or misconduct is curable, after AATC provides Hallowell with written notice of the actions or omissions constituting such breach, failure, or misconduct. Except as expressly provided herein, to the extent that there is any conflict between the provisions of this Section 6(b) and the provisions of the Plan or any agreement governing Options, Restricted Stock, Restricted Stock Units, or other Awards registered in Hallowell’s name, the provisions of this Section 6(b) shall govern.

c)                  Termination by AATC “Without Cause” or Termination by Hallowell for Good Reason. Should Hallowell terminate his employment for Good Reason or AATC terminate Hallowell’s employment for any reason other than (1) With Cause, or

(2) because of Hallowell’s inability to perform his duties because of death or disability, upon entry into a release agreement substantially in the form attached to this Agreement as Appendix B (the “Release Agreement”), (i) Hallowell shall be entitled to six (6) months of salary continuation, without eligibility for bonus; and (ii) he shall have ninety (90) days after the date of the termination of his employment (or such shorter period as is provided in the Plan, or any successor or replacement plan of a similar nature, or an agreement governing the Option) to exercise all Options registered in Hallowell’s name that are vested and exercisable as of such Termination Date. Any other Options, Restricted Stock, Restricted Stock Units and Awards registered in Hallowell’s name that are not vested and not exercisable shall automatically terminate upon termination of Hallowell’s employment under this Section 6(c). AATC and Hallowell have the ability, however, at any time, to terminate this Agreement by mutual written agreement, with or without the severance benefit. Except as expressly provided herein, to the extent that there is any conflict between the provisions of this Section 6(c) and the provisions of the Plan or any agreement governing Options, Restricted Stock, Restricted Stock Units, or other Awards owned by Hallowell, the provisions of this Section 6(c) shall govern.

d)                  Post-Termination Obligations and Conditions. In the event of the termination of Hallowell’s employment with AATC, the sole obligation of AATC to Hallowell will be AATC’s obligation to make any payments it is required to make to Hallowell as provided in this Agreement, and AATC will have no other obligation to Hallowell or to Hallowell’s beneficiary(ies) or estate.

i)                    Notwithstanding the provisions of Section 6(c) of this Agreement, AATC will not be obligated to make any payments to Hallowell under Section 6(c) unless: (A) Hallowell has signed the Release Agreement within twenty-one (21) days after the Release Agreement is provided to Hallowell; (B) any and all applicable rescission periods provided by law for releases of claims shall have expired and Hallowell shall have signed and not rescinded the release of claims; and (C) Hallowell is in strict

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compliance with the terms of this Agreement as of the date(s) of such payments.

ii)                 Any salary continuation provided under Section 6(c) of this Agreement shall be paid in equal installments over the period in accordance with the normal payroll practices for AATC, with the first such installment to commence with the first normal payroll for AATC that follows the execution of the Release Agreement and expiration of all applicable rescission periods without rescission; provided that: (A) the first installment payment shall include all amounts that would otherwise have been paid to Hallowell during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed; and (B) if the period during which the first installment payment potentially could be made (as determined on the Termination Date) spans two calendar years, the first installment payment shall not be made until the first normal payroll for AATC in the second of the calendar years.

iii)               Immediately upon the termination of Hallowell’s employment with AATC for any reason, Hallowell will resign all positions then held as an officer, director, or manager of AATC and of affiliated entities of AATC.

e)                  Withholding Taxes. AATC shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state, or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.

f)                   Compliance with Code Section 409A.

i)                    The parties to this Agreement intend that the payments described in Section 6(c) of this Agreement shall be excluded from deferred compensation as a “short-term deferral” under Treas. Reg. § l.409A-l (b)(4). The parties to this Agreement intend that the continuation of any health and dental benefits under this Agreement shall be excluded from deferred compensation pursuant to the medical benefits exception for separation pay plans under Treas. Reg. §l.409A-l(b)(9)(v)(B).

ii)                 The parties to this Agreement intend that the continuation of any life and disability insurance benefits under this Agreement shall be excluded from deferred compensation as separation pay due to an involuntary separation from service under Treas. Reg. § l.409A-l(b )(9)(iii), and the amounts payable for any such continuation of life and disability insurance coverage shall not exceed two times the lesser of (A) Hallowell’s annualized compensation based on the annual rate of pay for services to AATC for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during the year that was expected to continue indefinitely if Hallowell had not separated from service) or (B)

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the compensation limit under Section 40l(a)(l 7) of the Code for the year in which the Termination Date occurs.

iii)               Notwithstanding the foregoing, if any of the payments described in Section 6(c) of this Agreement are subject to the requirements of Code Section 409A, and AATC determines that Hallowell is a “specified employee” as defined in Code Section 409A as of Hallowell’s Termination Date, such payments shall not be paid or commence earlier than the date that is six months after the Termination Date, but shall be paid or commence during the calendar year following the year in which the Termination Date occurs and within 30 days of the earliest possible date permitted under Code Section 409A.

7.                  Miscellaneous.

a)                  Notices. All notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party’s facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this paragraph:

If to AATC or ISS:

Andrew T. Berger,

Chief Executive Officer

400 Spruce Tree Centre

1600 University Ave. West

St. Paul, MN 55104

(or other address as is notified in writing from time to time by AATC to Hallowell by return receipt requested, postage prepaid post)

If to Hallowell:

Frank G. Hallowell

6957 Tartan Curve

Eden Prairie, MN 55346

(or other address as is notified in writing from time to time by Hallowell to AATC by return receipt requested, postage prepaid post)

b)                  Amendments. Except as provided in the next sentence, this Agreement may not be changed or modified in whole or in part except by a writing signed by AATC and Hallowell. Notwithstanding anything in this Agreement to the contrary, AATC and Hallowell agree that AATC has the right to amend this Agreement without Hallowell’s consent to the extent necessary or desirable to comply with Code Section 409A, provided that no such amendment may reduce the amount of any benefits payable to Hallowell without Hallowell’s consent.

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c)                  Governing Law. This Agreement will be governed by and interpreted according to the laws of the State of Minnesota without regard to its conflicts law.

d)                  No Waiver. The failure of either party to this Agreement to insist on strict compliance with any of the terms of this Agreement in any instance or instances will not be deemed to be a waiver of any term of this Agreement or of that party’s right to require strict compliance with the terms of this Agreement in any other instance.

e)                  Severability. Hallowell and AATC recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of AATC. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application of any part of this Agreement, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties to this Agreement. The parties to this Agreement further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

f)                   Entire Agreement. With the exception of the Plan and any agreement or other document setting forth the terms of an “Award” granted to Hallowell under the Plan (as the term “Award” is defined in the Plan), this Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter of this Agreement and, with the foregoing exceptions, supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, including, without limitation, the Original Employment Agreement, between the parties to this Agreement with respect to the subject matter of this Agreement.

g)                  Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until the date on which Hallowell’s employment with AATC terminates for any reason whatsoever; provided, that any rights and obligations accruing upon or prior to the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.

h)                  Successors and Assigns. This Agreement shall inure to the benefit of and shall be enforceable by Hallowell, his heirs, and the personal representative(s) of his estate, and it shall be binding upon and inure to the benefit of AATC and its successors and assigns. AATC will require the transferee of any sale of all or substantially all of the business and assets of AATC or the survivor of any merger, consolidation, or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that AATC would be required to perform this Agreement if no such event had taken place. The failure of AATC to obtain such agreement before the effective date of such event shall be

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a material breach of this Agreement by AATC within the meaning of Section l(b)(iii)(D) of this Agreement.

i)                    Captions. The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

j)                    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

k)                  Representation by Legal Counsel. Hallowell acknowledges that this Agreement was prepared for AATC by Winthrop & Weinstine, P.A., as legal counsel for AATC, which does not represent Hallowell; Hallowell has consulted with and has been represented by legal counsel of Hallowell’s own choice in connection with the meaning, interpretation, negotiation, drafting and effect of this Agreement or has had to opportunity to do so but has chosen not to do so; and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

IN WITNESS WHEREOF, Hallowell, AATC and ISS have caused this Agreement to be duly executived and delivered as of the Effective Date.

Autoscope Technologies Corporation

By: /s/ Andrew T. Berger

      Andrew T. Berger

      President and Chief Executive Officer

By: /s/ Frank G. Hallowell

      Frank G. Hallowell

Image Sensing Systems, Inc.

By: /s/ Andrew T. Berger

      Andrew T. Berger

      Chief Executive Officer

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APPENDIX A

TO THE EMPLOYMENT AGREEMENT BETWEEN AUTOSCOPE TECHNOLOGIES CORPORATION AND FRANK HALLOWELL

CONFIDENTIALITY, NONCOMPETITION, AND INVENTION ASSIGNMENT AGREEMENT

This CONFIDENTIALITY, NONCOMPETITION, AND INVENTION ASSIGNMENT

AGREEMENT (“Agreement”) between Autoscope Technologies Corporation, a Minnesota corporation, and its subsidiaries and divisions (collectively, “AATC”), and Frank G. Hallowell (“Employee”) is signed and dated as of February 1, 2022.

As an express condition of Employee’s employment with AATC, for his receipt of AATC benefits, and other valuable consideration, and in exchange for other premises and mutual promises contained in this Agreement, AATC and Employee agree as follows:

1)                  Confidential and Proprietary Information.

a)                  Employee understands and agrees that, during his employment with AATC, he will receive proprietary, confidential, and trade secret information - all of which has special value to and constitutes a unique asset of AATC (collectively referred to in this Agreement as “Confidential & Proprietary Information”). Employee agrees that he will not disclose such Confidential & Proprietary Information during the period of his employment or after the termination of his employment for any reason whatsoever and that he will not use or share the same with any person, firm, or corporation without first obtaining AATC’s written consent.

b)                  For these purposes, “Confidential and Proprietary Information” includes, but is not limited to, confidential information relating to AATC’s business, products and services, customers, or vendors; trade secrets, data, specifications, developments, inventions, patents, patent materials, copyrightable subject matter and ideas, processes, know-how, designs, computer systems, and research activity; marketing and sales strategies, marketing and product plans, information, pricing strategies, and techniques; long and short term business plans; existing and prospective client, vendor, and employee lists, contacts, and information; financial and personnel information; any information and/or applications relating to AATC’s internal information systems; and any other information concerning the business of AATC which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Employee’s duties or with the express written consent of AATC. All Confidential and Proprietary Information, including all copies, notes regarding, correspondence and/or electronic communications regarding, and replications of such Confidential and Proprietary Information will remain the sole property of AATC and must be returned to AATC immediately upon termination of Employee’s employment.

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a)                  Employee acknowledges that AATC’s Confidential and Proprietary Information constitutes a unique and valuable asset of AATC and represents a substantial investment of time and expense by AATC, and that any disclosure or use of such knowledge or information other than for the sole benefit of AATC would be wrongful and would cause irreparable harm to AATC.

b)                  The foregoing obligations of confidentiality do not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from AATC, other than as a direct or indirect result of the breach of this Agreement by Employee.

2)                  Return of Company Property. Upon termination of employment with AATC for whatever reason, or at any other time at the request of AATC, Employee will deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies of such Company property in Employee’s possession. Employee acknowledges and agrees that all such materials are the sole property of AATC and that he will certify in writing to AATC at the time of delivery that he has complied with this obligation.

3)                  Noncompetition Covenant. AATC and Employee agree that, due to Employee’s position with AATC, Employee will have access to AATC’s Confidential and Proprietary Information and has developed and will continue to develop certain goodwill and relationships on behalf of AATC. Employee acknowledges that AATC will only release its Confidential and Proprietary Information, and will only permit Employee to continue to generate this goodwill and these relationships, upon the receipt of assurances that Employee will not use the information, goodwill, or relationships to AATC’s disadvantage and, accordingly, agrees to the following provisions:

a)                  Agreement Not to Compete. During the term of his employment with AATC, and for a period of twelve (12) months after the termination of such employment for any reason, Employee will not, directly, or indirectly, serve as an employee, agent, consultant, director, stockholder, or owner, or render services to any Conflicting Organization. Employee also will not direct any other individual or business enterprise to engage in such competition with AATC. For the purposes of this Agreement, “Conflicting Organization” means any business or other person or organization engaged in or which has plans to engage in any business which competes with any existing or future line of business of AATC in the geographic area in which AATC conducts business or is reasonably likely to conduct business in the foreseeable future.

b)                  Non-solicitation of Customers or Suppliers. During the term of his employment with AATC, and for a period of twelve (12) months after the termination of such employment for any reason, for the benefit of any Conflicting Organization, Employee agrees that he will not, directly or indirectly, divert, solicit, approach, contact, call upon, accept business from, or sell or render services to any client/customer or prospective client/customer of AATC who was solicited or serviced directly by Employee at any time during the twelve (12) months prior to

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his termination from employment, or where he supervised, directly or indirectly, in whole or in part, the solicitation or service activities related to such clients or prospects during the same twelve-month period. Employee also will not, directly, or indirectly, aid or assist any other person, firm, or corporation in doing what he himself cannot do under the terms of this Agreement. Employee will not in any way interfere or attempt to interfere with AATC’s relationships with any of its actual or potential customers, suppliers, or subcontractors.

a)                  Non-solicitation of Employees. Employee recognizes that AATC’s work force constitutes an important and vital aspect of its business. During the term of his employment with AATC, and for a period of twelve (12) months after the termination of such employment for any reason, Employee will not, directly, or indirectly, hire, solicit, employ, or attempt to employ, any employee or director of AATC, or otherwise directly or indirectly interfere with or disrupt relationships, contractual or otherwise, between AATC and any of its employees, directors, or consultants.

b)                  Acknowledgment. Employee agrees that the restrictions and agreements contained in this Agreement (and particularly in this Paragraph 3) are reasonable and necessary to protect the legitimate interests of AATC, and that any violation of this Agreement will cause substantial and irreparable harm to AATC that would not be quantifiable and for which no adequate remedy would exist at law. Employee further acknowledges that he has had the opportunity to request that legal counsel review this Agreement and, having exhausted such right, agrees to the terms herein without reservation. Accordingly, Employee authorizes the issuance of injunctive relief by any court of appropriate jurisdiction, without the requirement of posting bond, for any violation of this Agreement, and agrees that AATC shall be entitled to the recovery of reasonable attorneys’ fees incurred in the enforcement of this Agreement.

2)                  Assignment of Inventions. Employee agrees to promptly disclose to AATC inventions, ideas, processes, writings, designs, developments, and improvements, whether or not protectable under the applicable patent, trademark, or copyright statutes, which Employee makes, conceives, reduces to practice, or learns during his/her employment by AATC, either alone or jointly with others, relating to any business in which AATC is or may be concerned (“Inventions”). Such disclosures will be made by Employee to AATC in a written report, setting forth in detail the structures, procedures and methodology employed, and the results achieved.

a)                  To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will be the exclusive property of AATC. Moreover, Employee agrees to treat every work or idea created or acquired by or on behalf of Employee for AATC as a “work made for hire.” It is the intent of both Employee and AATC that AATC have unrestricted ownership in all of such works and to any derivative works thereof, without further compensation of any kind to Employee or to those with whom Employee may work.

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a)                  Consistent with and to the extent permitted by law, Employee hereby assigns and agrees to assign to AATC all rights in and to these Inventions, including, but not limited to, applications for United States and foreign patents and resulting patents and to further cooperate with AATC in maintaining, obtaining, and protecting such proprietary rights. Employee shall execute all applications, assignments, and other papers necessary to enable AATC to obtain full protection and title to such matter and inventions, and Employee hereby waives any claim of moral right that Employee may have in or in connection with any such work.

b)                  Employee further acknowledges that he received notice from AATC that his obligation to assign rights in and to any Inventions does not apply to an Invention for which no equipment, supplies, facility or trade secret information of AATC was used and which was developed entirely on Employee’s own time, and (I) which does not relate (A) directly to the business of AATC or (B) to AATC’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for AATC.

c)                  Employee has attached a complete list of all existing patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, trademarks, copyrights, service marks, discoveries, patents, technology, algorithms, computer software, application programming interfaces, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how, data, and all improvements thereto to which Employee claims ownership as of the date of this Agreement and which Employee desires to clarify are not subject to this Agreement (“Excluded Inventions”). If no such list is attached to this Agreement, Employee represents that he has no such Excluded Inventions at the time of signing this Agreement.

d)                  Employee further agrees that prior to separation from employment with AATC for any reason, he will disclose to AATC, in a written report, all Inventions, the rights to which he has agreed to assign to AATC under (a) and (b) above, and which he has not previously disclosed.

e)                  In the event of any dispute concerning whether an Invention made or conceived by Employee is the property of AATC, such Invention will be presumed to be the property of AATC, and Employee will bear the burden of establishing otherwise in any arbitration, litigation, or similar proceeding.

2)                  Injunctive Relief. Because the Confidential and Proprietary Information described above and the products derived therefrom are unique, peculiar and of great value to AATC, AATC shall be entitled to injunctive relief to restrain Employee from violating or threatening to violate any provisions contained herein. The parties also agree that, because of the unique nature of their relationship and the information and products to which Employee has been exposed through this relationship, AATC shall be entitled to an injunction to be issued by any Court of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement, and Employee hereby consents to the issuance of such injunction. Proceedings may be initiated against

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Employee or Employee’s legal representatives or assigns. AATC shall be entitled to its reasonable costs and attorneys’ fees incurred in enforcing this provision.

1)                  Miscellaneous.

a)                  At-will Employment. Nothing in this Agreement creates any rights of employment. Employee is, and remains, an “at-will” employee.

b)                  Severability. It is further agreed and understood by the parties that if any part, term, or provision of this Agreement should be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision will be struck, and the remaining provisions of the Agreement will not be affected or impaired thereby.

c)                  Assignability. The terms, conditions, and covenants of this Agreement shall be assignable to the successors and assigns of AATC.

d)                  Waiver. Failure of AATC at any time to enforce any provision of this Agreement shall not be interpreted as a waiver of any provision of AATC’s rights under this Agreement.

e)                  Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations, written or oral, relating to such subject matter.

f)                   Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived, or terminated except by an instrument in writing signed by the parties to this Agreement. No delay or waiver, express or implied, by AATC of any right or any breach by Employee shall constitute a waiver of any other right or breach by Employee.

g)                  Governing Law. This Agreement will be governed by and interpreted according to the substantive laws of the State of Minnesota without regard to such state’s conflicts law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date memorialized in the first paragraph.

Autoscope Technologies Corporation

By: /s/ Andrew T. Berger
       Andrew T. Berger
       President and Chief Executive Officer

By: /s/ Frank G. Hallowell
       Frank G. Hallowell

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APPENDIX B

TO THE EMPLOYMENT AGREEMENT BETWEEN AUTOSCOPE TECHNOLOGIES CORPORATION AND FRANK HALLOWELL

WHEREAS, Autoscope Technologies Corporation, a Minnesota corporation, and its subsidiaries and divisions (collectively, “AATC”), and Francis (Frank) G. Hallowell (“Hallowell”)entered into an Employment Agreement which became effective as of February 1, 2022; and

WHEREAS, in order to receive certain severance payments and related benefits under Paragraph 6 of that Employment Agreement, the parties agreed that Hallowell would be required to sign a release of claims at the time of the event contemplated by that Paragraph; and

WHEREAS, the parties have agreed to a form of release substantially similar to that set forth in this Appendix B; and

WHEREAS, under the terms of this Appendix B, Hallowell agrees to release all claims – whether known or unknown – that he may have against AATC, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates, through the date of his signature on this Appendix B.

NOW, THEREFORE, it is mutually agreed by and between the parties for good and valuable consideration as follows:

1.                  Hallowell affirms that he is signing this Appendix B on or after the termination of his employment as described in Paragraph 6 of the Employment Agreement.

2.                  Hallowell, for good and valuable consideration, does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against AATC or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of his signature on this Appendix B.

Hallowell understands that he is giving up any and all claims (whether now known or unknown) that he may have including (without limitation) claims relating to his employment with AATC, and the cessation of his employment with AATC, including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act; the Family & Medical Leave Act; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; or any other federal, state, or local statute, ordinance, or law. Hallowell also understands that he is giving up all other claims, including those grounded in contract or tort theories, including but not limited to breach of contract; tortious interference with contractual relations; promissory estoppel; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, defamation and self-publication defamation; intentional or negligent infliction of emotional distress; sexual harassment; or any other theory.

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Hallowell further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against AATC, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates. Hallowell understands that, while he retains his right to bring an administrative charge with the Equal Employment Opportunity Commission or the Minnesota Department of Human Rights, he waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or claim.

1.                  Hallowell understands that he has the right to seek legal counsel before entering into this Appendix B and that he has 21 days from the date of his termination to execute this Appendix B.

2.                  Hallowell understands that he may revoke this release (Appendix B) (1) with respect to potential age related claims within the seven day period following the date he signs it and (2) with respect to potential claims under the Minnesota Human Rights Act within the fifteen day period following the date he signs it. Hallowell also understands that, if he does revoke this release (Appendix B), he gives up any right to the consideration provided to him the benefits described in Paragraph 6 of the Employment Agreement.

3.                  Hallowell acknowledges that he has read this Appendix B, that he understands it, and that he enters into Appendix B voluntarily.

Dated: _________________________

By:                ___________________
       Frank G. Hallowell

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